DEBT RESTRUCTURING AGREEMENT
WITH FORCED CONVERSION RIGHTS

This Debt Restructuring Agreement with Forced Conversion Rights (the "**Restructuring Agreement**"), made this 31st day of August, 2020, is made by and between IOTA Communications, Inc., a Delaware corporation formerly known as Solbright Group, Inc., (the "**Company**"), and AIP Asset Management Inc., in its capacity as Security Agent for the Holders ("**AIP**").

Reference is hereby made to the Note Purchase Agreement made as of October 31, 2018, as amended (the "**Agreement**"), by and between the Company and AIP and the Holders. All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

WHEREAS, the Company desires to restructure the debt outstanding under the Agreement, extend its maturity date to November 30, 2021, defer a portion of the interest from January 1, 2020, until the extended maturity date, and draw an additional $1,100,000 under the Agreement;

WHEREAS, AIP has agreed to grant to the Company a right to convert its Obligations under the Agreement to its Units (defined below) at its option subject to the terms of this Restructuring Agreement;

NOW THEREFORE, the parties agree as follows:

1. Company agrees to issue, and the Noteholders agree to purchase, Additional Notes in the aggregate Principal Amount of $1,100,000 as soon as practicable upon the execution of this Agreement, subject to the terms and conditions of the Agreement. Such Additional Notes shall be documents as part of the replacement note described in Section 2 of this Restructuring Agreement.

2. As part of the debt restructuring, all outstanding Notes under the Agreement, together with 16,673,800 Shares (including 2,000,000 not received yet) and 21,350,000 Warrants currently held by the Noteholders, are hereby cancelled and replaced with the convertible replacement note ("**Replacement Note**") and the convertible royalty note ("**Royalty Note**") annexed to this Restructuring Agreement, which Replacement Note and Royalty Note have maturity dates of November 30, 2021.

3. The Company has the right, at the Company's option at any time all of the conditions of Section 3(e), below, are satisfied, to convert all or part of the Principal Amount of Replacement Note or the Royalty Note, or both, together with accrued and unpaid interest and any other amount then payable under such note, into Units (defined below). Each Note Holder has the right, at the Note Holder's option at any time, to

convert all or part of the Principal Amount of Replacement Note or the Royalty Note, or both, together with accrued and unpaid interest and any other amount then payable under such note, into Units (defined below). The number of Units into which a Note may be converted shall be determined as follows:

(a) The Principal Amount of the Replacement Note or the Royalty Note, as applicable, together with accrued and unpaid interest and any other amount then payable under such Replacement Note or the Royalty Note (or such portion thereof as the Company desires to convert), shall be converted into a number of Units at the conversion price of $0.12 per Unit, except as otherwise provided in this Section 3 ("**Conversion Price**").

(b) The number of Units and the Conversion Price per Unit determined under Section 3(a) shall be adjusted to reflect (that is, to provide the same after-conversion percentage ownership as if the following event had not occurred) any (i) forward and reverse stock splits, stock dividends, and similar events which, while they change the number of shares outstanding, do not change the relative ownership of the stockholders; and (ii) capital reorganizations, mergers, and similar events which cause changes in the common stock into which a convertible security may be converted or for which a warrant or option may be exercised; and (iii) issuances of additional shares of common or preferred stock, common or preferred stock equivalents, and options, warrants, or convertible securities convertible into common or preferred stock or common or preferred stock equivalents at prices below the conversion rate or exercise price of the convertible or exercisable security at a price below $0.12 per Unit (as defined below); provided, however, that the forgoing Clause (iii) shall not apply to issuances of shares to vendors for services rendered. For these purposes, all such options, warrants, or convertible securities shall be deemed to be exercised or converted upon their issuance.

(c) The Company represents and covenants to AIP and each Note Holder that (i) upon issuance, all the Shares issued to a Note Holder under this Section 3 shall be duly authorized, validly issued, fully paid, and non-assessable and shall be registered under U.S. Securities Laws and freely tradable.

(d) A "**Unit**" consists of one common share in the share capital of the Company (the "**Common Shares**") and one warrant entitling the holder thereof to subscribe to one Common Share at the Conversion Price (as defined above) for a period of 60 months from the date of issuance (the "**Warrant**").

(e) The conditions precedent to the Company electing to convert all or part of the Replacement Note or the Royalty Note, or both, into Units are: (1) the Company shares are listed to trade on the NASDAQ, and (2) the average closing

price of the Shares for five most recent trading days on the NASDAQ is equal to or greater than the Conversion Prices (defined above).

4. The Security Agent hereby waives compliance by the Company with, and waives any Default associated with the Company's failure to comply with, the following covenants set forth in Sections 8.1(b) and 8.1(o) of the Agreement, provided the Company (i) raises $3,000,000 of additional equity capital at a price no less favorable than $0.12 per unit (each unit comprising one share of common stock and one warrant to purchase one share of common stock) no later than September 30, 2020, (ii) becomes current in its reporting obligations under the Securities Exchange Act of 1934 by October 31, 2020, and (iii) files an application for its shares to be traded on the NASDAQ no later than November 30, 2020.

5. As part of the debt restructuring, Company hereby agrees to prepay all monitoring fees payable under Section 10.2(d) of the Agreement by issuing 5,000,000 Shares to AIP Private Capital Inc., and AIP hereby agrees that such prepayment shall cover all monitoring fees payable under the Agreement until the Obligations are repaid or converted.

6. Except as superseded in this Restructuring Agreement, the terms and conditions of the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of as of August 31, 2020.

IOTA COMMUNICATIONS, INC.	**AIP ASSET MANAGEMENT INC.,** *in its capacity as Security Agent for the Holders*
By: ______________________	By: ______________________
Name: Terrence DeFranco	Name: Jay Bala, CFA
Title: Chief Executive Officer	Title: President